AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

PULSE EVOLUTION CORPORATION

Pursuant to NRS 78.403 under Nevada General Corporation Law (Title 7, Chapter 78 of the Nevada Revised Statutes), PULSE EVOLUTION CORPORATION, a Nevada corporation (the “Corporation”), NV Business ID number: NV20131338136, hereby amends and restates its Articles of Incorporation as follows:

ARTICLE I - NAME

The name of the corporation is PULSE EVOLUTION CORPORATION (the “Corporation”).

ARTICLE II - PURPOSE

The Corporation is organized for the purpose of engaging in any business, trade or activity which may be lawfully conducted or permitted by a corporation organized under Nevada General Corporation Law, Chapter 78 of the Nevada Revised Statutes (“NRS”). The Corporation also shall have the authority to engage in any and all such activities as are incidental or conducive to the attainment of the purpose or purposes of this Corporation.

ARTICLE III - DURATION

The duration of the Corporation’s existence shall be perpetual.

ARTICLE IV - CAPITAL STOCK

Section 1. Authorized Capital Stock. The aggregate number of shares which the Corporation shall have the authority to issue is 400,000,000 shares, of which 300,000,000 shares shall be Common Stock, par value $.001 per share (the “Common Stock”), and 100,000,000 shares shall be Preferred Stock, par value $.001 per share (the “Preferred Stock”).

Section 2. Preferred Stock. The Board of Directors is authorized at any time, and from time to time, to provide the for the issuance of shares of Preferred Stock in one or more series, and to determine the designations, preferences, limitations and relative or other rights of the Preferred Stock or any series thereof. For each series, the Board of directors shall determine, by resolution or resolutions adopted prior to the issuance of any shares thereof, the designations, preferences, limitations and relative or other rights thereof, including but not limited to the following relative rights and preferences, as to which there may be variations among different series:

(a) The rate and manner of payment of dividends, if any;

(b) Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

(c) The amount payable upon shares in the event of liquidation, dissolution or other winding-up of the Corporation;

(d) Sinking fund provisions, if any, for the redemption or purchase of shares;

(e) The terms and conditions, if any, on which shares may be converted or exchanged;

(f) Voting rights, if any; and

(g) Any other rights and preferences of such shares, to the full extent now or hereafter permitted by the laws of the State of Nevada.

The Board of Directors shall have the authority to determine the number of shares that will comprise each series.

Prior to the issuance of any shares of a series, but after adoption by the Board of Directors of the resolution establishing such series, the appropriate officers of the Corporation shall file such documents with the State of Nevada as may be required by law.

Section 3. Forward Stock Split. Upon the effective date of these Amended and Restated Articles of Incorporation, the number of issued and outstanding shares of the Corporation’s Common Shares, shall be split on the basis of ten (10) shares for each one (1) share issued and outstanding immediately prior to the effectiveness of these Amended and Restated Articles of Incorporation.

Section 4. Certification of Beneficial Owners of Record. The Corporation has adopted certain practices to better maintain an accurate registry of the beneficial owners of record of the Corporation’s capital stock and to determine such beneficial ownership for purposes of receiving dividends when and if declared and for voting on matters that come before shareholders for a vote. The Corporation shall require that all of its shareholders certify to the Corporation that the Common Stock has not been used, directly or indirectly, in certain transactions as further set forth below.

In the event a holder of shares of the Common Stock (each, a “holder”) (i) has permitted their Common Stock to be used to cover a short sale; (ii) engages in a short sale against the box (a sale of the Common Stock that a holder does not own or a sale which is consummated by the delivery of the Common Stock borrowed by, or for the account of, the holder) involving the Common Stock; or (iii) has loaned or allowed the use of their Common Stock to cover short sales, puts, and calls, or hedging transactions (collectively referred to as a “Stock Loan Transaction”), then such shares of Common Stock that have been used in a Stock Loan Transaction shall not be entitled to vote or receive dividends, if and when declared by the Board of Directors, for the calendar quarter, or quarters, during which a Stock Loan Transaction occurred.

In order for the Corporation to determine whether a Stock Loan Transaction has occurred, a holder of record, or their nominee if the Common Stock is held in street-name, shall be required to provide the Corporation with a certification within 15 days of written request by the Corporation that confirms whether the Common Stock has been used for a Stock Loan Transaction, the period of time over which such Stock Loan Transaction occurred or may occur and the number of shares of Common Stock that were used in the Stock Loan Transaction. Any failure of a holder to provide the certification within the time period specified in this Section 4 may be treated by the Corporation as an acknowledgement by such holder that a Stock Loan Transaction occurred during the period of time set forth in the notice provided by the Corporation in this Section 4.

Notwithstanding the foregoing, the Corporation may waive the consequences related to a Stock Loan Transaction on a case-by-case basis if: (i) the Governance Committee of the Board of Directors of the Corporation forms the opinion that such waiver is not adverse to the interests of the Corporation or its shareholders; and (ii) the holder seeking such waiver otherwise is in compliance with Section 16(c) of the Securities Exchange Act of 1934, as applicable.

ARTICLE V - NO PREEMPTIVE RIGHTS

No preemptive rights to acquire additional securities issued by the Corporation shall exist with respect to shares of stock or securities convertible into shares of stock of the Corporation, except to the extent otherwise provided by contract.

ARTICLE VI - NO CUMULATIVE VOTING

At each election for directors, every stockholder entitled to vote at such election has the right to vote in person or by proxy the number of shares held by such stockholder for as many persons as there are directors to be elected. No cumulative voting for directors, however, shall be permitted.

ARTICLE VII - BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed under the direction of a Board of Directors which shall consist of not less than one person. The manner of election and qualifications shall be provided in the Bylaws of the Corporation. The exact number of directors shall be fixed from time to time by the Board of Directors pursuant to resolution adopted by a majority of the full Board of Directors.

ARTICLE VIII - BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the Bylaws or adopt new Bylaws. Nothing herein shall deny the concurrent power of the stockholders to adopt, alter, amend or repeal the Bylaws.

ARTICLE IX – CONTROL SHARE ACQUISITIONS

The provisions of NRS §78.378 to§ 78.3793, inclusive, are not applicable to the Corporation.

ARTICLE X - LIMITATION OF DIRECTORS’ LIABILITY

A director shall have no liability to the Corporation or its stockholders for monetary damages for conduct as a director, except for acts or omissions that involve intentional misconduct by the director, or a knowing violation of law by the director, or for conduct violating NRS §78.138(7), or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If Nevada General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the full extent permitted by Nevada General Corporation Law as so amended. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification for or with respect to an act or omission of such director occurring prior to such repeal or modification.

ARTICLE XI - INDEMNIFICATION

Section 1. Right to Indemnification. Each person (including here and hereinafter, the heirs, executors, administrators or estate of such person) (1) who is or was a director or officer of the Corporation or who is or was serving at the request of the Corporation in the position of a director, officer, trustee, partner, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, or (2) who is or was an agent or employee (other than an officer) of the Corporation and as to whom the Corporation has agreed to grant such indemnity, shall be indemnified by the Corporation as of right to the fullest extent permitted or authorized by current or future legislation or by current or future judicial or administrative decision (but, in the case of any future legislation or decision, only to the extent that it permits the Corporation to provide broader indemnification rights than permitted prior to the legislation or decision), against all fines, liabilities, settlements, costs and expenses, including attorneys’ fees, asserted against him or incurred by him in his capacity as such director, officer, trustee, partner, agent or employee, or arising out of his status as such director, officer, trustee, partner, agent or employee. The foregoing right of indemnification shall not be exclusive of other rights to which those seeking indemnification may be entitled. The Corporation may maintain insurance, at its expense, to protect itself and any such person against any such fine, liability, cost or expense, including attorney’s fees, whether or not the Corporation would have the legal power to directly indemnify him against such liability.

Section 2. Advances. Costs, charges and expenses (including attorneys’ fees) incurred by a person referred to in Section 1 of this Article XI in defending a civil or criminal suit, action or proceeding may be paid (and, in the case of directors and officers of the Corporation, shall be paid) by the Corporation in advance of the final disposition thereof upon receipt of an undertaking to repay all amounts advanced if it is ultimately determined that the person is not entitled to be indemnified by the Corporation as authorized by this Article XI, and upon satisfaction of other conditions established from time to time by the Board of Directors or which may be required by current or future legislation (but, with respect to future legislation, only to the extent that it provides conditions less burdensome than those previously provided).

Section 3. Savings Clause. If this Article XI or any portion of it is invalidated on any ground by a court of competent jurisdiction, the Corporation shall nevertheless indemnify each director and officer of the Corporation to the fullest extent permitted by all portions of this Article VI that has not been invalidated and to the fullest extent permitted by law.

Effective Date. The effective date of these Amended and Restated Articles of Incorporation shall be the close of business on May ____, 2014.

Adoption of Amendment. The foregoing Amend and Restated Articles of Incorporation was approved by the Board of Directors of the Corporation by unanimous written consent in lieu of meeting on May 19, 2014.

The Amended and Restated Articles of Incorporation were approved by the written consent of holders a majority of our outstanding common stock, our only voting group, on May 19, 2014. The number of votes cast for the amendment was sufficient for approval by holders of common stock, our only voting group.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation as of May 19, 2014.

PULSE EVOLUTION CORPORATION

By:	/s/ John Textor
Name:	John Textor
Title:	Executive Chairman